                                                Filed pursuant to Rule 424(b)(5)
                     Registration Nos. 333-62668, 333-62668-01, and 333-62668-02

Prospectus Supplement
November 29, 2001
(To Prospectus dated November 29, 2001)

                                 $500,000,000

                    [LOGO] John Hancock Financial Services

                   5.625% Senior Notes due December 1, 2008

                               ----------------

   We are offering $500,000,000 aggregate principal amount of our 5.625% senior notes due December 1, 2008. We will pay interest on the senior notes semi-annually on June 1 and December 1 of each year, beginning on June 1, 2002. We may, at our option, redeem the senior notes, in whole or in part, at any time before maturity at the "make-whole" redemption price described in this prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                                  Underwriting     Proceeds,
                                                  Discount and Before Expenses,
                            Price to Investors(1)  Commission  to the Company(1)
                            --------------------- ------------ -----------------
Per Senior Note............          99.722%           0.625%         99.097%
Total......................     $498,610,000       $3,125,000    $495,485,000

--------
(1)  Plus accrued interest, if any, from December 6, 2001.

   The underwriters expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company on December 6, 2001.

                               ----------------

Lehman Brothers
                                                                  Morgan Stanley

ABN AMRO Incorporated
     Banc of America Securities LLC
               Credit Suisse First Boston
                       Goldman, Sachs & Co.
                               JPMorgan
                                       Salomon Smith Barney
                                               The Williams Capital Group,
                                               L.P.

                               Table of Contents

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Summary of the Offering....................................................  S-4
John Hancock Financial Services, Inc.......................................  S-5
Use of Proceeds............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-5
Description of the Senior Notes............................................  S-6
Underwriting............................................................... S-11
Legal Opinions............................................................. S-12
Experts.................................................................... S-12

                                   Prospectus

About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
Information Regarding Forward-Looking Statements...........................   3
John Hancock Financial Services, Inc.......................................   5
John Hancock Capital Trusts................................................   5
Use of Proceeds............................................................   6
Ratio of Earnings to Fixed Charges.........................................   6
Description of Debt Securities.............................................   7
Description of Preferred Stock.............................................  23
Description of Depositary Shares...........................................  24
Description of Common Stock................................................  26
Description of Warrants....................................................  28
Description of Stock Purchase Contracts and Stock Purchase Units...........  29
Description of Trust Preferred Securities..................................  30
Description of Trust Guarantees............................................  37
Effect of Obligations Under the Subordinated Debt Securities and the Trust
 Guarantees................................................................  39
Description of Change-of-Control Provisions of Our Plan of Reorganization,
 Our Certificate of Incorporation, Our By-Laws, and Applicable Laws........  40
Plan of Distribution.......................................................  43
Legal Opinions.............................................................  44
Experts....................................................................  44

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               ----------------

   The senior notes are offered for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the senior notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

                        About This Prospectus Supplement

   This prospectus supplement contains the terms of this offering of senior notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference is inconsistent with any information in the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede such information in the accompanying prospectus.
   It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information described under the caption "Where You Can Find More Information" in the accompanying prospectus.

   Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "John Hancock," "we," "our," or "us" refer to John Hancock Financial Services, Inc. together with John Hancock Life Insurance Company (also referred to as "John Hancock Life"), and their respective direct and indirect subsidiaries, while references to "John Hancock Financial Services, Inc." refer only to the holding company on an unconsolidated basis.

                            Summary of the Offering

   Issuer...................  John Hancock Financial Services, Inc.

   Securities Offered.......  $500,000,000 aggregate principal amount of 5.625%
                              senior notes due December 1, 2008.

   Interest Rates...........  The senior notes will bear interest from December
                              6, 2001 at the rate of 5.625% per year.

   Interest Payment Dates...  June 1 and December 1 of each year, beginning on
                              June 1, 2002.

   Ranking..................  The senior notes will be senior unsecured obligations of John Hancock Financial Services, Inc. and will rank equally in right of payment with all of its existing and future senior unsecured and unsubordinated indebtedness.

   Optional Redemption......  We may, at our option, redeem the senior notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of 100% of the principal amount of the senior notes to be redeemed and a "make-whole" amount described under "Description of the Senior Notes--Optional Redemption" in this prospectus supplement.

   Certain Covenants........  We will issue the senior notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

                              . incur debt secured by certain liens on the
                                stock of John Hancock Life Insurance Company;

                              . dispose of stock of John Hancock Life Insurance
                                Company; and

                              . merge or consolidate with another company or
                                convey, sell or otherwise transfer all or substantially all of our property and assets to another company.

   Use of Proceeds..........  We intend to use the expected net proceeds of approximately $495 million for general corporate purposes.

   Clearance and              The senior notes will be cleared through The
   Settlement...............  Depository Trust Company.

   Governing Law............  State of New York.

                     John Hancock Financial Services, Inc.

   John Hancock Financial Services, Inc. is one of the nation's leading financial services companies, providing a broad array of insurance and investment products and services to retail and institutional customers, primarily in North America.

   We operate our business in five segments. Two segments primarily serve retail customers, and two segments serve institutional customers. Our fifth segment is the Corporate and Other Segment.

   Our retail segments are the Protection Segment and the Asset Gathering Segment. The Protection Segment offers variable life, universal life, whole life, term life, and individual and group long-term care insurance products. The Asset Gathering Segment offers variable and fixed, deferred and immediate annuities, and mutual funds. Our retail business also includes our retail distribution and customer service operations.

   Our institutional segments are the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. The Guaranteed and Structured Financial Products Segment offers a wide variety of spread-based and fee-based investment products and services, most of which provide the customer with some form of guaranteed return. The Investment Management Segment consists of investment management services and products marketed to institutions. This business is primarily fee-based and investment management products generally do not offer guarantees.

   In regard to recent developments concerning Enron Corp., we estimate that our net investment exposure to Enron and certain of its affiliates is approximately $320 million. We currently expect to take a fourth quarter 2001 after tax charge of approximately $100 million to $125 million for estimated capital losses with respect to these investments.

   Our executive offices are located at John Hancock Place, Boston, Massachusetts 02117 and our telephone number is 617-572-6000.

                                Use of Proceeds

   We intend to use the net proceeds from the sale of the senior notes, which we expect will be approximately $495 million after deducting underwriting discounts and expenses of the offering, for general corporate purposes. Pending use of the net proceeds for general corporate purposes, we will use these proceeds to reduce the outstanding amount of our commercial paper.

                       Ratio of Earnings to Fixed Charges

   The following table sets forth our historical ratio of earnings to fixed charges for the periods specified. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense that management believes is representative of the interest component of lease expense.

                                                         For the Year Ended
                                        For the             December 31,
                                   Nine Months Ended  ------------------------
                                   September 30, 2001 2000 1999 1998 1997 1996
                                   ------------------ ---- ---- ---- ---- ----
Ratio of earnings to fixed
 charges..........................        16.7        19.6 4.7  9.1  8.6  8.6

                        Description of the Senior Notes

   The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the senior notes and of the indenture, dated as of November 29, 2001, between us and JPMorgan Chase Bank, as trustee, under which the senior notes will be issued. The following description replaces the description of the debt securities in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

General

   The senior notes are a series of senior debt securities described in the accompanying prospectus. We will issue the senior notes under the indenture between us and JPMorgan Chase Bank, as trustee. There is no limit on the aggregate principal amount of senior notes of this series that we may issue.

   The senior notes will mature on December 1, 2008 and will bear interest at the rate of 5.625% per year. Interest will accrue from December 6, 2001.

   Interest on the senior notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2002, to the persons in whose names the senior notes are registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   The senior notes will not be entitled to any sinking fund.

Further Issues

   We may, without the consent of the holders of the senior notes, issue additional senior notes having the same ranking and the same interest rate, maturity and other terms as the senior notes except for the issue price and issue date and, in some cases, the first interest payment date. Any additional senior notes having such similar terms will, together with the senior notes offered hereby, constitute a single series of senior notes under the indenture. No additional senior notes may be issued if an Event of Default has occurred and is continuing with respect to the senior notes.

Ranking

   The senior notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. The senior notes will rank senior to any subordinated indebtedness.

   Because John Hancock Financial Services, Inc. is a holding company, its right to participate in any distribution of assets of any subsidiary, including John Hancock Life, upon the subsidiary's dissolution, liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent John Hancock Financial Services, Inc. may be recognized as a creditor of that subsidiary. Accordingly, John Hancock Financial Services, Inc.'s obligations under the senior notes will be effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by John Hancock Financial Services, Inc.'s insurance subsidiaries, and holders of senior notes should look only to John Hancock Financial Services, Inc.'s assets for payment thereunder. At September 30, 2001, our subsidiaries had total indebtedness of approximately $805.7 million.

Optional Redemption

   The senior notes will be redeemable, in whole or in part, at our option at any time (a "Redemption Date") at a redemption price equal to the greater of:

  .  100% of the principal amount of the senior notes being redeemed; and

  . an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate plus 20 basis points;

   plus, in each case, accrued and unpaid interest on such senior notes to such Redemption Date.

   "Treasury Rate" means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

   "Independent Investment Banker" means either Lehman Brothers Inc. or Morgan Stanley & Co. Incorporated as specified by us, and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

   "Comparable Treasury Price" means, with respect to any Redemption Date for the senior notes, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer" means Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, or another primary treasury dealer, as specified by us (the "Primary Treasury Dealer"); provided, that if Lehman Brothers Inc., Morgan Stanley & Co. Incorporated or another primary treasury dealer, as specified by us shall cease to be the Primary Treasury Dealer, we will substitute therefor another primary treasury dealer.

   "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

   Notice of any redemption will be mailed at least 30 days but not more than 90 days before the Redemption Date to each holder of the senior notes to be redeemed. Unless we default in payment of the redemption price on or after the Redemption Date, interest will cease to accrue on the senior notes called for redemption.

Defeasance

   The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities-- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the senior notes.

Notices

   We will mail notices to the addresses of the holders of the senior notes that are shown on the register for the senior notes.

The Trustee; Paying Agent and Registrar

   JPMorgan Chase Bank is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us and may serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will also be the paying agent and registrar for the senior notes.

Book-Entry; Delivery and Form

   The senior notes will be offered and sold only in principal amounts of $1,000 and integral multiples of $1,000. We will issue the senior notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for senior notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

   DTC advises us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates settlement of securities transactions among its Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates.

   "Direct Participants" in DTC include securities brokers and dealers and banks. DTC is owned by members of the financial industry. Access to DTC's book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

   Purchases of the senior notes under DTC's book-entry system must be made by or through Direct Participants, which will receive a credit for the senior notes on the records of DTC. The ownership interest of each actual purchaser of the senior notes, which we refer to as the "beneficial owner," is in turn to be recorded on the Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct Participant or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the senior notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

   To facilitate subsequent transfers, all global notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes because DTC's records reflect only the identity of the Direct Participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the senior notes registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of senior notes or that an owner of a beneficial interest in the senior notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them subject to any statutory or regulatory requirements as may be in effect from time to time.

   Payments of principal of and interest on the senior notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

Clearance and Settlement Procedures

   Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

Certificated Notes

   If at any time DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or DTC is no longer registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, we will appoint a successor depositary with respect to the global notes. If

  . we do not appoint a successor depositary for the global notes within 90 days after we receive such notice from DTC or we become aware of such unwillingness, inability or ineligibility,

  . an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the senior notes represented by the global notes advise DTC to cease acting as depositary for the global notes, or

  . we, in our sole discretion determine that all of the senior notes (but not less than all) issued in the form the global notes shall no longer be represented by the global notes (provided, however, that we may not make such determination during any applicable restricted period provided by Regulation S under the Securities Act or during any other similar period during which the senior notes must be held in global form as may be required by the Securities Act), then, we will issue certificated senior notes to each person that DTC identifies as the beneficial owner of the senior notes represented by the global notes upon surrender by DTC of the global notes.

   Neither we nor the trustee will be liable for any delay by DTC, its nominee or any Direct or Indirect Participant in identifying the beneficial owners of the related senior notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

                                  Underwriting

   Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the senior notes set forth opposite its name below. Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are serving as the representatives of the underwriters.

                                                                    Principal
                                                                    Amount of
   Underwriters                                                    Senior Notes
   ------------                                                    ------------
   Lehman Brothers Inc............................................ $162,500,000
   Morgan Stanley & Co. Incorporated..............................  162,500,000
   ABN AMRO Incorporated..........................................   25,000,000
   Banc of America Securities LLC.................................   25,000,000
   Credit Suisse First Boston Corporation.........................   25,000,000
   Goldman, Sachs & Co............................................   25,000,000
   J.P. Morgan Securities Inc.....................................   25,000,000
   Salomon Smith Barney Inc.......................................   25,000,000
   The Williams Capital Group, L.P................................   25,000,000
                                                                   ============
     Total........................................................ $500,000,000

   Under the terms and conditions of the underwriting agreement, if the underwriters take any of the senior notes, then the underwriters are obligated to take and pay for all of the senior notes.

   The senior notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market for the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes. We estimate that our expenses for this offering will be approximately $500,000. The underwriters have agreed to reimburse us for certain of these expenses.

   We have been advised by the underwriters that the underwriters propose initially to offer some of the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to certain dealers at the public offering price less concessions not in excess of 0.375% of the principal amount of the senior notes. The underwriters may allow, and these dealers may reallow, concessions not in excess of 0.250% of the principal amount of the senior notes on sales of the senior notes to certain other dealers. After the initial offering of the senior notes to the public, the representatives may change the public offering price and concessions.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

   In connection with the offering of the senior notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the representatives may overallot in connection with the offering of the senior notes, creating a syndicate short position. In addition, the representatives may bid for, and purchase, senior notes in the open market to cover syndicate short positions or to stabilize the price of the senior notes. Finally, the representatives may reclaim selling concessions allowed for distributing the senior notes in the offering of the senior notes, if the representatives repurchase previously distributed senior notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The representatives are not required to engage in any of these activities, and may end any of them at any time.

   In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. The trustee under the indenture relating to the senior notes is an affiliate of J.P. Morgan Securities Inc.

                                 Legal Opinions

   The validity of the senior notes offered hereby will be passed upon for us by McDermott, Will & Emery. Cravath, Swaine & Moore will pass upon certain legal matters for the underwriters.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Prospectus

                              [JOHN HANCOCK LOGO]

                                 $1,000,000,000

                     John Hancock Financial Services, Inc.

                Debt Securities, Preferred Stock, Common Stock,
          Warrants, Stock Purchase Contracts and Stock Purchase Units

                          John Hancock Capital Trust I
                         John Hancock Capital Trust II

                              Preferred Securities
                    as Fully and Unconditionally Guaranteed
                    by John Hancock Financial Services, Inc.

                               ----------------

   We may sell from time to time:

    .  our debt securities;

    . shares of our preferred stock, which may be represented by depositary shares;

    .  shares of our common stock;

    .  warrants;

    .  stock purchase contracts;

    .  stock purchase units; or

    .  any combination of the foregoing.

   Each of John Hancock Capital Trust I and John Hancock Capital Trust II may offer its preferred securities from time to time. Payment of periodic cash distributions and payments on liquidation or redemption of these preferred securities will be irrevocably guaranteed by us to the extent described in this prospectus.

   The aggregate offering price of the securities that we may sell, and that John Hancock Capital Trust I and John Hancock Capital Trust II may sell, pursuant to this prospectus is $1,000,000,000.

   We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency, currency units, or composite currencies.

   The common stock of John Hancock Financial Services, Inc. is listed on the New York Stock Exchange under the symbol "JHF".

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is November 29, 2001.

                               Table of Contents

                                                                          Page
                                                                          ----
About This Prospectus....................................................   2
Where You Can Find More Information......................................   2
Information Regarding Forward-Looking Statements.........................   3
John Hancock Financial Services, Inc.....................................   5
John Hancock Capital Trusts..............................................   5
Use of Proceeds..........................................................   6
Ratio of Earnings to Fixed Charges.......................................   6
Description of Debt Securities...........................................   7
Description of Preferred Stock...........................................  23
Description of Depositary Shares.........................................  24
Description of Common Stock..............................................  26
Description of Warrants..................................................  28
Description of Stock Purchase Contracts and Stock Purchase Units.........  29
Description of Trust Preferred Securities................................  30
Description of Trust Guarantees..........................................  37
Effect of Obligations Under the Subordinated Debt Securities and the
 Trust Guarantees........................................................  39
Description of Change-of-Control Provisions of Our Plan of
 Reorganization, Our Certificate of Incorporation, Our By-Laws, and
 Applicable Laws.........................................................  40
Plan of Distribution.....................................................  43
Legal Opinions...........................................................  44
Experts..................................................................  44

                             About This Prospectus

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000 or the equivalent thereof in any other currency, currency units or composite currency or currencies, including the euro. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information", below.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings (including the registration statement and its exhibits) are also available to the public from commercial document retrieval services, at the website maintained by the SEC at "http://www.sec.gov", and at our own website at "http://www.jhancock.com". You should be aware that the information contained on our website is not part of this document.

   As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits filed as part of the registration statement. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits, is also available on SEC's website.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until we sell all of the securities:

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  . Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  . Current Reports on Form 8-K filed on June 20, 2001, August 3, 2001, September 17, 2001, November 2, 2001 and November 6, 2001; and

  . the description of our common stock and Series A Junior Participating Preferred Stock purchase Rights incorporated by reference into the Company's Registration Statement on Form 8-A filed with the SEC on January 7, 2000 from the Company's Registration Statement on Form S-1, as amended (No. 333-87271), and any amendment or report filed for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: John Hancock Financial Services, Inc., Attention: Investor Relations, John Hancock Place, Boston, Massachusetts 02117; telephone number 617-572-0620.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                Information Regarding Forward-Looking Statements

   The statements, analyses, and other information contained in this prospectus relating to trends in our operations and financial results, the markets for our products, the future development of our business, and the contingencies and uncertainties to which we may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements are made based upon management's current expectations and beliefs concerning future events and their effects on the Company and may not be those anticipated by management. Our actual results may differ materially from the results anticipated in these forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors including, but not limited to, the following:

  (1) a significant downgrade in our ratings for claims-paying ability and financial strength may lead to policy and contract withdrawals and materially harm our ability to market our products;

  (2) elimination of Federal tax benefits for certain of our products and other changes in laws and regulations may adversely affect sales of our insurance and investment advisory products;

  (3) as a holding company, we depend on dividends from our subsidiaries and the Massachusetts insurance law may restrict the ability of John Hancock Life Insurance Company to pay dividends to us;

  (4) we face increasing competition in our retail and institutional businesses from mutual fund companies, banks and investment management firms as well as from other insurance companies;

  (5) a decline or increased volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our variable life insurance, mutual fund, variable annuity and investment business;

  (6) our life insurance sales are highly dependent on a third-party distribution relationship;

  (7) customers may not be responsive to new or existing products or distribution channels,

  (8)  interest rate volatility may adversely affect our profitability;

  (9) our net income and revenues will suffer if customers surrender annuities and variable and universal life insurance policies or redeem shares of our open-end mutual funds;

  (10) the independent directors of our variable series trusts and of our mutual funds could reduce the compensation paid to us or could terminate our contracts to manage the funds;

  (11) under our Plan of Reorganization, we were required to establish the closed block, a special arrangement for the benefit of a group of our policyholders, and we may have to fund deficiencies in our closed block, and any overfunding of the closed block will benefit only the holders of policies included in the closed block, not our stockholders;

  (12) there are a number of provisions in our Plan of Reorganization, our certificate of incorporation and by-laws, laws applicable to us, agreements that we have entered into with our senior management, and our stockholder rights plan, that will prevent or discourage takeovers and business combinations that our stockholders might otherwise consider to be in their best interests;

  (13) we will face losses if the claims on our insurance products, or reductions in rates of mortality on our annuity products, are greater than we projected;

  (14)  we face risks relating to our investment portfolio;

  (15) we may experience volatility in net income due to changes in standards for accounting for derivatives and other changes;

  (16) our United States insurance companies are subject to risk-based capital requirements and possible guaranty fund assessments;

  (17) the National Association of Insurance Commissioners' codification of statutory accounting practices adversely affected the statutory surplus of John Hancock Life Insurance Company;

  (18)  we may be unable to retain personnel who are key to our business;

  (19) we face risks from assumed reinsurance business in respect of personal accident insurance and the occupational accident component of workers compensation insurance;

  (20) litigation and regulatory proceedings may result in financial losses, harm our reputation and divert management resources,

  (21) we face unforeseen liabilities arising from our acquisitions and dispositions of businesses; and

  (22) the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference.

   We specifically disclaim any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

                     John Hancock Financial Services, Inc.

   John Hancock Financial Services, Inc. is one of the nation's leading financial services companies, providing a broad array of insurance and investment products and services to retail and institutional customers, primarily in North America.

   Pursuant to a Plan of Reorganization that became effective on February 1, 2000, John Hancock Mutual Life Insurance Company, which was founded in 1862, converted from a mutual life insurance company to a stock life insurance company, John Hancock Life Insurance Company, and became our wholly-owned subsidiary. Also on February 1, 2000, we completed an initial public offering of 102,000,000 shares of our common stock. The shares of common stock issued in our initial public offering were in addition to approximately 212,800,000 shares of common stock that we distributed in our demutualization to some of our eligible policyholders in exchange for their ownership interests in John Hancock Mutual Life Insurance Company.

   We operate our business in five segments. Two segments primarily serve retail customers, and two segments serve institutional customers. Our fifth segment is the Corporate and Other Segment.

   Our retail segments are the Protection Segment and the Asset Gathering Segment. The Protection Segment offers variable life, universal life, whole life, term life, and individual and group long-term care insurance products. The Asset Gathering Segment offers variable and fixed, deferred and immediate annuities, and mutual funds. Our retail business also includes our retail distribution and customer service operations.

   Our institutional segments are the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. The Guaranteed and Structured Financial Products Segment offers a wide variety of spread-based and fee-based investment products and services, most of which provide the customer with some form of guaranteed return. The Investment Management Segment consists of investment management services and products marketed to institutions. This business is primarily fee-based and investment management products generally do not offer guarantees.

   Our executive offices are located at John Hancock Place, Boston, Massachusetts 02117 and our telephone number is 617-572-6000. Unless we indicate otherwise, the terms "Company," "we," "us" and "our" refer to John Hancock Financial Services, Inc. together with John Hancock Life Insurance Company (also referred to as "John Hancock Life"), and their respective direct and indirect subsidiaries.

                          John Hancock Capital Trusts

   Each of John Hancock Capital Trust I and John Hancock Capital Trust II is a Delaware statutory business trust and was created by the certificate of trust that we filed with the Secretary of State of the State of Delaware on June 7, 2001. Each trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and which has also been executed by trustees of the trust. At the time a trust issues any preferred securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred securities. The common securities of each trust will represent an aggregate liquidation amount equal to at least 3% of the trust's total capitalization. The preferred securities of each trust will represent the remaining approximate 97% of the trust's total capitalization. The terms of the common securities will also be contained in the amended declaration of trust and the common securities will rank equally, and payments will be made ratably, with the preferred securities. However, if there are certain continuing payment events of default under the subordinated debt indenture described in "Description of Debt Securities", our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the trust will be subordinated to the rights to those payments of the holders of the preferred securities. Each trust will use the proceeds of the sale of the preferred securities and the common securities to invest in junior subordinated debt securities that we will issue to the trust. The preferred securities will be guaranteed by us as described below in "Description of Trust Guarantees".

   Each trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration of trust. The trustees of each trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations govern the duties of the trustees. Most of the trustees will be employees, officers or affiliates of ours and will be referred to as administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act. Unless the property trustee has a principal place of business in the State of Delaware, and meets other legal requirements, we will appoint another trustee for each trust who meets these requirements to serve as the Delaware trustee.

   The trusts exist solely for the following purposes:

  . to issue the preferred securities and common securities, which we collectively refer to as the trust securities and which represent undivided beneficial interests in the assets of the trusts;

  . to invest the gross proceeds from the sale of the trust securities in junior subordinated debt securities that we will issue to the trusts;

  . to distribute the cash payments they receive from the junior subordinated debt securities they own to the holders of the trust securities; and

  . to engage in only those other activities that are necessary for or are incidental to issuing the trust securities and investing in the junior subordinated debt securities.

   We or any subsequent holder of the common securities will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay all ongoing costs and expenses of the trusts.

   The property trustee of each trust is JPMorgan Chase Bank. The Delaware trustee is Chase Manhattan Bank USA, National Association and its address in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each trust is c/o John Hancock Financial Services, Inc., John Hancock Place, Boston, Massachusetts 02117. The telephone number for each trust at that address is 617-572-6000.

                                Use of Proceeds

   Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending such application of the proceeds, we will invest the proceeds in certificates of deposit, U.S. government securities or other interest bearing securities. The trusts will use all of the proceeds they receive from the sale of the trust securities to purchase debt securities issued by John Hancock Financial Services, Inc.

                       Ratio of Earnings to Fixed Charges

   The following table sets forth our historical ratio of earnings to fixed charges for the periods specified. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense that management believes is representative of the interest component of lease expense. Because we did not have any preferred stock outstanding during the period indicated below, our ratio of earnings to combined fixed charges and preference dividends for each relevant period is the same as our ratio of earnings to fixed charges.

                                                        For the Year Ended
                                       For the             December 31,
                                  Nine Months Ended  ------------------------
                                  September 30, 2001 2000 1999 1998 1997 1996
                                  ------------------ ---- ---- ---- ---- ----
   Ratio of earnings to fixed
    charges......................        16.7        19.6 4.7  9.1  8.6  8.6

                         Description of Debt Securities

   We may offer senior debt securities and subordinated debt securities under this prospectus, any of which may be issued as convertible or exchangeable debt securities. Unless otherwise specified in the applicable prospectus supplement, the senior debt securities will be issued under an indenture between us and the trustee identified in the senior debt indenture, and the subordinated debt securities will be issued under a separate indenture between us and the trustee identified in the subordinated debt indenture. Except for the subordination provisions included in the subordinated debt indenture, the indentures are substantially identical. Each of these indentures has been filed as an exhibit to the registration statement of which this prospectus forms a part.

   We have summarized below the material provisions of the indentures, the senior debt securities, and the subordinated debt securities, or indicated which material provisions will be described in the applicable prospectus supplement. These descriptions are only summaries, and you should refer to the indentures which describe completely the terms and definitions summarized below and contains additional information regarding the debt securities. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

   The debt securities will represent our unsecured general obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, if any. The indebtedness represented by the subordinated debt securities will rank junior in right of payment, under the terms contained in the subordinated debt indenture, and will be subject to our prior payment in full of our senior debt all as described under "--Subordination."

   Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments.

   Because the Company is a holding company, our ability to service the debt securities is dependent upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

General

   The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. We will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The specific terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

   The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

  (1) the title of the debt securities of the securities, and whether the debt securities are senior debt securities or subordinated debt securities;

  (2) the total principal amount of the debt securities of the series and any limit on the total principal amount;

  (3) the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

  (4) the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

  (5) if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

  (6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

  (7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

  (8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

  (9) the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the applicable indenture), interest or Additional Amounts (as defined in the applicable indenture) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

  (10) if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

  (11) the period or periods during which, the price or prices (including any premium or Make-Whole Amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

  (12) any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

  (13) the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

  (14) whether the amount of payment of principal of, and any premium, Make-Whole Amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

  (15) whether the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

  (16) any provisions granting special rights to the holders of the debt securities of the series at the occurrence of certain events;

  (17) any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

  (18) whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions;

  (19) whether the debt securities of the series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

  (20) the applicability, if any, of the defeasance or covenant defeasance provisions described below under "--Discharge, Defeasance and Covenant Defeasance";

  (21) any applicable United States Federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

  (22) whether we may extend the interest payment periods and, if so, the terms of any extension;

  (23) if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

  (24) any other covenant or warranty included for the benefit of the debt securities of the series;

  (25) any proposed listing of the debt securities of the series on any securities exchange; and

  (26) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

   Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully-registered form without coupons. Where debt securities of any series are issued in bearer form and are payable to the bearer of the security, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement. Bearer debt securities will be transferable by delivery.

   Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to these debt securities, or to debt securities issued at par that are treated as having been issued at a discount, will be described in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or units based on or related to foreign currencies or if any debt securities are denominated in one or more foreign currencies or units based on or related to foreign currencies or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or units based on or related to foreign currencies, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, Federal income tax considerations, specific terms and other information about the issue of debt securities and the foreign currency or units based on or related to foreign currencies or commodity prices, equity indices or other factors will be set forth in the applicable prospectus supplement. In general, holders of these series of debt securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on the payment dates, depending on the value on the payment dates of the applicable currency, commodity, equity index or other factor.

   The indentures do not contain any provision that afford holders of the debt securities protection in the event that we engage in a transaction in which we incur or acquire a large amount of debt.

Payment, Registration, Transfer and Exchange

   Unless the applicable prospectus supplement states otherwise, debt securities that we issue in registered form of any series will be issued in denominations of $1,000 and multiples of $1,000. Unless the applicable prospectus supplement states otherwise, debt securities that we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000.

   Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially located at JPMorgan Chase Bank, 450 West 33rd Street, New York, New York 10001, Attention:
Institutional Trust Services. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us. After this time, the holder of the debt security will be able to look only to us for payment.

   Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

  (1) be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee, or

  (2) may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

   If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such not less than ten days before the special record date.

   Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

   If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

   Neither we nor any trustee will be required to do any of the following:

  (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

  (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

  (3) exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

  (4) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series will be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary or with a nominee for the depositary identified in the applicable prospectus supplement. In this event, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Except as described in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be registered for transfer or exchange except as a whole by:

  .  the depositary for the global security to a nominee of the depositary;

  . a nominee of the depositary to the depositary or another nominee of the depositary; or

  . the depositary or any nominee to a successor depositary for the series or a nominee of the successor depositary.

   The specific terms of the depositary arrangement for any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we expect that the following provisions will apply to the depositary arrangements.

   Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or a nominee of the depositary, referred to as "participants", or persons that may hold interests through participants. Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depositary for the global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of these beneficial interests within the participants will be effected only through, records maintained by the participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. The limitations described above and these laws may impair the ability to transfer beneficial interests in the global security.

   So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in certificated form and will not be considered the holders of the debt securities for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. We understand that, under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give any notice or take any action which a holder is entitled to give or take under the relevant indenture, the depositary would authorize the participants to give the notice or take the action, and the participants would authorize beneficial owners owning through the participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

   Unless otherwise specified in the applicable prospectus supplement, payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, Make-Whole Amount, Additional Amounts, or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants. Neither we nor the trustees nor any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a duly registered successor depositary is not appointed by us within 90 days, we will issue these debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive certificated form in exchange for the global security or securities representing the debt securities.

   The debt securities of a series may also be issued in whole or in part in the form of one or more global securities issued as a bearer security that will be deposited with a depositary, or with a nominee for the depositary, identified in the applicable prospectus supplement. Bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

Consolidation, Merger or Sale by the Company

   Unless otherwise specified in the applicable prospectus supplement, we may not consolidate with or merge into any other corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets unless:

  (1) we are the survivor in the merger, or the survivor (or entity to which all or substantially all of our assets are sold, assigned, transferred, leased or conveyed), if not us, expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

  (2) immediately after giving effect to the transaction, there is no event of default under each indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

  (3)  certain other conditions that are described in the indentures are met.

   Upon the consolidation, merger, sale, assignment, transfer or conveyance (but not lease) the successor corporation formed by the consolidation, or into which we are merged or to which the sale, assignment, transfer or conveyance (but not lease) is made, will succeed and be substituted for us under the indenture.

   This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our properties and assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Certain Covenants

 Existence

   Except as permitted under "--Consolidation, Merger or Sale by the Company" above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss will not have a material adverse effect on us and our subsidiaries, taken as a whole.

 Payment of Taxes and Other Claims

   We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

  (1) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

  (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or that of any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings, or the nonpayment of which will not have a material adverse effect on us and our subsidiaries, taken as a whole.

 Provision of Financial Information

   Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

  (1) file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange; and

  (2) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

 Limitation on Liens on Stock of John Hancock Life Insurance Company

   Unless an accompanying prospectus supplement states otherwise, so long as any senior debt securities are outstanding, neither we nor any of our subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

  .  John Hancock Life,

  . any successor to substantially all of the business of John Hancock Life that is also a subsidiary of John Hancock Financial Services, Inc., or

  . any subsidiary of John Hancock Financial Services, Inc. having direct or indirect control of John Hancock Life.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

 Limitations on Dispositions of Stock of John Hancock Life Insurance Company

   Unless an accompanying prospectus supplement states otherwise, so long as any senior debt securities are outstanding and subject to the provisions of the indenture regarding mergers, consolidations and sales of assets, we will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of John Hancock Life (or any successor to substantially all the business of John Hancock Life that is also a subsidiary of John Hancock Financial Services, Inc.) or any subsidiary of John Hancock Financial Services, Inc. having direct or indirect control of John Hancock Life (or such successor), and we will not permit John Hancock Life (or any successor to substantially all of the business of John Hancock Life that is also a subsidiary of John Hancock Financial Services, Inc.) to issue (other than to
us) any shares (other than directors' qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of John Hancock Life or such successor if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of John Hancock Life (other than preferred stock having no voting rights of any kind), except that

  . any issuance, sale, transfer or other disposition permitted by us may only be made for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith, and

  . the foregoing will not prohibit the issuance or disposition of securities if required by any law or any regulation or order of any court or government or issuance regulatory authority.

   We may, however, merge or consolidate John Hancock Life into or with, or dispose of the capital stock of John Hancock Life to, another wholly-owned subsidiary and, subject to the provisions set out below in "-- Consolidation, Merger or Sale by the Company", sell, transfer or otherwise dispose of the entire capital stock of John Hancock Life held by us at one time for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith.

 Waiver of Certain Covenants

   We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the debt securities of a series (except any such term, provision or condition which could not be amended without the consent of all holders of such series), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

 Covenants Relating to Junior Subordinated Debt Securities

   In the subordinated debt indenture, which governs the terms of the junior subordinated debt securities we issue to a trust, in connection with the issuance of trust securities we will covenant that, so long as any preferred securities of the trust remain outstanding, if there has occurred any event that would constitute an event of default under the applicable trust guarantee or amended declaration or if we have extended the interest payment periods of the junior subordinated debt securities, we will not do any of the following:

  (1) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for

    . purchases or acquisitions of shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security outstanding on the date of the event that requires us to purchase shares of our common stock,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  (2) make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities (including guarantees) we have issued which rank equally with or junior to the subordinated debt securities held by the applicable trust; or

  (3) make any guarantee payments on any obligations ranking equally with or junior to the subordinated debt securities held by the trust, except under the applicable trust guarantee.

 Additional Covenants

   Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

   Each indenture permits us and the trustee to modify or amend the indenture without the consent of the holders of any of the debt securities for any of the following purposes:

  (1) to evidence the succession of another person to us as obligor under the indenture as permitted by the indenture;

  (2) to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

  (3) to add events of default for the benefit of the holders of all or any series of debt securities;

  (4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  (5) to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or not apply to any outstanding debt securities created prior to the change or elimination;

  (6)  to secure the debt securities;

  (7) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other securities or property of ours;

  (8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

  (9) to cure any ambiguity, defect or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect;

  (10) to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act;

  (11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  (12) to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property; or

  (13) to add to or change any of the provisions of the indentures as shall be necessary to permit or facilitate the issuance of securities of any series in uncertificated form.

   Modification and amendment of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each debt security affected, do any of the following:

  (1) change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

  (2) reduce the principal amount of, or the rate or amount of interest on, any premium, Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

  (3) reduce the amount of principal of an original issue discount security, indexed security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

  (4) change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

  (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  (6) reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

  (7) make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

  (8) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

Subordination

   Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following subordination provisions will apply to the subordinated debt securities.

   The subordinated debt securities, including any junior subordinated debt securities we issue in connection with the issuance of any trust preferred securities by a trust, will be unsecured and subordinated in right of payment to all of our existing and future secured and senior indebtedness. As a result, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated debt indenture in right of payment to the prior payment in full of all our senior debt and our secured debt. Our obligation to make payments of the principal of and interest on the subordinated debt securities will not otherwise be affected.

   We may not make payments of principal or interest on the subordinated debt securities at any time that we are in default on any payment with respect to our senior debt, or we have defaulted on any of our senior debt resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to our default on our senior debt and we have received notice of the default. We may resume payments on the subordinated debt securities when the default is cured or waived if the subordination provisions of the subordinated debt indenture will permit us to do so at that time. After we have paid all of our senior debt in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior debt for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full. Because of this subordination, in the event of a distribution of our assets upon insolvency, certain of our general creditors may recover more on a proportional basis than holders of the subordinated debt securities.

   Senior debt is defined in the subordinated debt indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

  (1)  debt for money we have borrowed;

  (2) debt evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

  (3) debt which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure our obligations, or to secure the payment of revenue bonds issued for our benefit, whether contingent or otherwise;

  (4) any debt of others described in the preceding clauses (1) through (3) that we have guaranteed or for which we are otherwise liable;

  (5) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on our property;

  (6) our obligation as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease;

  (7) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses
       (1) through (6); and

  (8) our obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments, provided, however, that, in computing our debt, any particular debt will be excluded if,

  (1) upon or prior to the maturity thereof, we have deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of our assets; and

  (2) we have delivered an officers' certificate to the trustee that certifies that we have deposited in trust with the depositary the sufficient amount.

   Senior debt will exclude the following:

  (1) any debt referred to in clauses (1) through (6) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to our subordinated debt securities, or ranks equal with the subordinated debt securities;

  (2)  our subordinated debt securities;

  (3) any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

  (4)  debt to any employee of ours; and

  (5) all other junior subordinated debt securities issued by us from time to time and sold to subsidiaries of ours, including any limited liability companies, partnerships or trust established or to be established by us, in each case where the subsidiary is similar in purpose to one of the trusts.

   There is no limit on the amount of senior debt or other debt that we may incur. In addition, because the Company is a holding company, our obligations under any series of debt securities will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by John Hancock Financial Services, Inc.'s insurance subsidiaries. At September 30, 2001, our subsidiaries had total indebtedness of approximately $805.7 million.

Discharge, Defeasance and Covenant Defeasance

   Unless the terms of a series of debt securities provides otherwise, under each indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). We can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

   In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

  (1) to be defeased and be discharged from any and all obligations with respect to the debt securities of that series; except our obligations to

    . pay any Additional Amounts upon the occurrence of certain tax and other events,

    .  register the transfer or exchange of the debt securities,

    . replace temporary or mutilated, destroyed, lost or stolen debt securities,

    .  maintain an office or agency for the debt securities, and

    .  to hold moneys for payment in trust; or

  (2) to be defeased and discharged from our obligations with respect to the debt securities of that series described under "--Certain Covenants" (other than the covenant described under "--Existence") or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

   If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or a combination thereof, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

   We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things,

  (1) we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax laws occurring after the date of the indenture;

  (2) any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

  (3) no event of default, or event that with notice or lapse of time or both will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

   Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

  (1) the holder of a debt security of such series elects to receive payment in a currency in which the deposit was made in respect of the debt security, or

  (2) a conversion event (as defined below) occurs in respect of the currency in which the deposit was made, the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

   Unless otherwise defined in the applicable prospectus supplement, "conversion event" means the cessation of use of:

  (1) a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or

  (2) any currency unit or composite currency for the purposes for which it was established.

   Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

   In the event we effect covenant defeasance with respect to any series of debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) of the first paragraph under "--Defaults and Notice", which would no longer be applicable to the debt securities of that series, then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

   The terms on which debt securities of any series are convertible into or exchangeable for our common stock or other securities or property of ours will be set forth in the applicable prospectus supplement. These terms will include:

  (1)  the conversion or exchange price, or manner for calculating a price;

  (2)  the exchange or conversion period; and

  (3) whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

   The terms may also include calculations pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours as of a time stated in the prospectus supplement. The conversion exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

Defaults and Notice

   Unless otherwise specified in the applicable prospectus supplement, each indenture provides that the following events are "Events of Default" with respect to any series of debt securities we may issue under those indentures:

  (1) we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

  (2) we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

  (3) we fail to make any sinking fund payment when due as required for any debt security of that series, and such default continues for a period of 5 business days;

  (4) we default in the performance or breach of any other covenant or agreement we made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 90 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

  (5)  certain events of bankruptcy, insolvency or reorganization occur;

  (6) any other event of default specified in the applicable prospectus supplement occurs; and

  (7) certain defaults with respect to our debt (other than non-recourse debt) in any aggregate principal amount in excess of $100,000,000 that results in acceleration of the maturity of such debt.

   If there is a continuing event of default under an indenture with respect to outstanding debt securities of a series (other than a bankruptcy default), then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the securities of and any premium or Make-Whole Amount on, all of the debt securities of that series. If there is a continuing event of default under an indenture with respect to outstanding debt securities of a series as a result of a bankruptcy, the principal and premium, if any (or such portion of the principal as may be specified in the terms of the securities), of, and the Make-Whole Amount and accrued interest and Additional Amounts, if any, on, all the debt securities of that series then outstanding shall ipso facto become due and payable immediately without any declaration or other act on the part of the applicable trustee or any holder. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

  (1) we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts, on the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

  (2) all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

   Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

  (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

  (2) a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

   The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

  (1) our failure to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

  (2) any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

   Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after
(1) it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee and (2) no direction inconsistent with such written request has been given to the trustee during that 60 day period by the holders of a majority in principal amount of the outstanding securities of the series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

   Subject to provisions in each indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under either indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

   Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer's knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Governing Law

   The indentures are governed by and will be construed in accordance with the laws of the State of New York.

Redemption of Debt Securities

   If so specified in the applicable prospectus supplement, debt securities of any series may be wholly or partially redeemed at our option, at any time. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

   From and after notice has been given as provided in an indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Concerning the Trustee

   Prior to an event of default with respect to debt securities of any series and after the curing or waiving of all events of default with respect to debt securities of any series, the trustee is to perform, with respect to debt securities of the series, only the duties that are specifically set forth in the indenture.

   Once an event of default has occurred and is continuing, the trustee is to exercise, with respect to notes of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the trustee is offered reasonable indemnity by a holder of debt securities of any series against the costs, expenses and liabilities incurred by the trustee, the trustee is not required to exercise any of the powers under the indenture at the request of the holder. Additionally, the trustee is not required to spend or risk its own funds or otherwise incur any financial liability in the performance of its duties if it reasonably believes that it is not assured repayment or adequate indemnity.

   Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Except as otherwise stated in this prospectus, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

   The company has a committed line of credit for which the trustee under the indentures serves as co-lead agent. John Hancock Financial Services, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee.

                         Description of Preferred Stock

   Our board of directors is authorized to issue in one or more series, without stockholder approval, up to a maximum of 500 million shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. Thus, without stockholder approval, our board of directors could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of preferred stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the preferred stock. We currently have no shares of preferred stock outstanding.

   The applicable prospectus supplement will describe the following terms of any preferred stock in respect of which this prospectus is being delivered (to the extent applicable to such preferred stock):

  . the specific designation, number of shares, seniority and purchase price;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

  .  any voting rights;

  . if other than the currency of the United States of America, the currency or currencies (including composite currencies) in which such preferred stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

  . the place or places where dividends and other payments on the preferred stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a depositary.

   All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                        Description of Depositary Shares

   The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

   We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. Such bank will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

   Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

   If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by such holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

   The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

   If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

   If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

   After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

   Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of preferred stock.

   Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

   The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver Preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                          Description of Common Stock

   If we offer shares of common stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and common stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the common stock.

   Our authorized common stock consists of 2 billion shares, par value $.01 per share. At September 30, 2001, we had 299,670,989 shares of common stock outstanding. In addition, at September 30, 2001, options to purchase an aggregate of 13,850,320 shares of common stock were outstanding.

   All shares of common stock currently outstanding are, and the shares of common stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

   The following descriptions of our common stock and certain provisions of our Restated Certificate of Incorporation and our Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and our by-laws and appropriate provisions of the Delaware General Corporation Law.

Voting

   Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

Dividends

   Holders of common stock are entitled to receive dividends that may from time to time be declared by our board of directors out of funds legally available therefor.

Conversion

   Shares of our common stock are not convertible into or exchangeable for any of our other securities.

Other Provisions

   The rights and privileges of holders of common stock are subject to any series of preferred stock that the Company may issue in the future. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of preferred stock.

   Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.

Stockholder Rights Plan

   Our board of directors has adopted a stockholder rights plan under which each outstanding share of common stock that has been, or will be, issued between the effective date of our reorganization and the distribution date (as described below) will be coupled with a stockholder right. The stockholder rights are attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Each one one-thousandth of a share of Series A Junior Participating Preferred Stock would have economic and voting terms equivalent to one share of common stock. Until the right is exercised, the holder of a stockholder right, as such, will not have any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

   Stockholder rights are not exercisable until the "distribution date," and will expire at the close of business on January 26, 2010 unless earlier redeemed or exchanged by us. Unless an acquisition or offer has been previously approved by our board of directors, a distribution date would occur upon the earlier of:

  . the tenth day (referred to as the "stock acquisition time") after the first public announcement a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of our outstanding common stock (referred to as an "acquiring person"); or

  . the tenth business day after the commencement or announcement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

   If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

   If at any time following a stock acquisition time (1) we are acquired in a merger or other business combination, or (2) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

   The purchase price payable, the number of one one-thousandth of a share of Series A Junior Participating Preferred Share or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

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

   At any time until the earlier of (1) 10 days (or longer if extended pursuant to the terms of the Rights Agreement) after a person becomes an acquiring person and (2) the termination of the Rights Agreement, we may redeem the stockholder rights at a price of $0.001 per right. At any time after a public announcement that a person has become an acquiring person, we may exchange the stockholder rights at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of the Company preferred stock having equivalent rights, preferences and privileges), per right.

   The stockholder rights plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by the majority of our stockholders.

                            Description of Warrants

General

   We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, common stock or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC at or prior to the time we issue the warrants.

   The applicable prospectus supplement will describe the terms of any warrants, including the following:

  .  the title of the warrants;

  .  the total number of warrants;

  .  the price or prices at which we will issue the warrants;

  .  the currency or currencies investors may use to pay for the warrants;

  . the designation and terms of the underlying securities purchasable upon exercise of the warrants;

  . the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

  . the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  .  whether we will issue the warrants in registered form or bearer form;

  .  information with respect to book-entry procedures, if any;

  . if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

  . if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

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

  . if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

  . if applicable, a discussion of material United States Federal income tax considerations;

  .  the identity of the warrant agent;

  .  the procedures and conditions relating to the exercise of the warrants;
     and

  . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

   A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

   The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

        Description of Stock Purchase Contracts and Stock Purchase Units

   We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and our senior debt securities or subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts.

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

   Stock purchase contracts may require us to make periodic payments to the holders of the units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specific manner.

   The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts or stock purchase units.

                   Description of Trust Preferred Securities

General

   The following summary outlines the material terms and provisions of the preferred securities that the trusts may offer. The particular terms of any preferred securities that a trust offers, and the extent if any to which these general terms and provisions may or may not apply to the preferred securities, will be described in the applicable prospectus supplement.

   Each trust will issue the preferred securities under an amended declaration of trust, which we will enter into with the trustees. The amended declaration for each trust is subject to and governed by the Trust Indenture Act and JPMorgan Chase Bank, an independent trustee, will act as property trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended declaration and those made part of the amended declaration by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended declaration, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

Terms

   Each amended declaration will provide that a trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will initially be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the junior subordinated debt securities that we will issue to a trust in exchange for the proceeds of the sales of the preferred and common securities. If we fail to make a payment on the junior subordinated debt securities, the trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

   You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

  (1) the distinctive designation of the preferred securities;

  (2) the total and per security liquidation amount of the preferred securities;

  (3) the annual distribution rate, or method of determining the rate at which the trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

  (4) the date or dates on which the distributions will be payable and any corresponding record dates;

  (5) whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

  (6) the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related junior subordinated debt securities;

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

  (7) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

  (8) the amount or amounts which will be paid out of the assets of the trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust issuing the securities;

  (9) any obligation of the trust issuing the securities to purchase or redeem preferred securities and the terms and conditions relating to any redemption obligation;

  (10) any voting rights of the preferred securities;

  (11) any terms and conditions upon which the junior subordinated debt securities held by the trust issuing the securities may be distributed to holders of preferred securities;

  (12) any securities exchange on which the preferred securities will be listed; and

  (13) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended declaration or with applicable law.

   We will guarantee the preferred securities to the extent described below under "Description of Trust Guarantees." Our guarantee, when taken together with our obligations under the junior subordinated debt securities and the related subordinated debt indenture, and our obligations under the amended declaration, would provide a full and unconditional guarantee of amounts due on any preferred securities. Certain United States Federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation Distribution Upon Dissolution

   Unless otherwise specified in an applicable prospectus supplement, each amended declaration states that each trust will be dissolved:

  .  on the expiration of the term of that trust;

  .  upon our bankruptcy, dissolution or liquidation;

  . upon our written direction to the property trustee to dissolve the trust and, after satisfaction of any liabilities of the trust, if any, distribute the related junior subordinated debt securities directly to the holders of the trust securities;

  . upon the redemption of all of the preferred securities in connection with the redemption of all of the related junior subordinated debt securities; or

  .  upon entry of a court order for the dissolution of the trust.

   Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after a trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred securities or common securities issued by that trust will be entitled to receive:

  . the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred securities or common securities held by the holder; or

  . if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred securities or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

   If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by that trust on its preferred and common securities will

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

be paid on a pro rata basis. However, if certain payment events of default under the subordinated debt indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

   The following will be events of default under each amended declaration:

  . an event of default under the subordinated debt indenture occurs with respect to any related series of junior subordinated debt securities; or

  . any other event of default specified in the applicable prospectus supplement occurs.

   If an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the subordinated debt indenture, and the subordinated debt indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the junior subordinated debt securities, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated debt indenture trustee.

   At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

  . if we deposit with the subordinated debt indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the subordinated debt indenture trustee and the property trustee; and

  . if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

   The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the subordinated debt indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debt security or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debt security. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended declaration.

   The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended declaration.

   A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

   We are required to furnish annually, to the property trustee for each trust, officers' certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and each trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

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

Consolidation, Merger or Amalgamation of the Trust

   No trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in "-- Liquidation Distribution Upon Dissolution." A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of that trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

  (1) the successor entity either:

    . expressly assumes all of the obligations of the trust relating to its preferred securities, or

    . substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

  (2) we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

  (3) the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

  (4) the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

  (5) the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

  (6) the successor entity has a purpose substantially identical to that of the trust that issued the securities;

  (7) prior to the merger event, we shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

    . the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities in any material respect, and

    . following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  (8) we own or our permitted transferee owns all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

   In addition, unless all of the holders of the preferred securities approve otherwise, no trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States Federal income tax purposes.

Voting Rights

   Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under "--Amendment to the Trust Agreement" and "Description of Trust Guarantees--Modification of the Trust Guarantee; Assignment" and as otherwise required by law.

   If any proposed amendment to an amended declaration provides for, or the trustees of a trust otherwise propose to effect:

  . any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

  . the dissolution, winding-up or termination of a trust other than pursuant to the terms of the amended declaration, then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

   Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities issued by a trust, the trustees of that trust may not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

  . waive any default that is waivable under the subordinated debt indenture with respect to any related junior subordinated debt securities;

  . cancel an acceleration of the principal of the related junior subordinated debt securities; or

  . consent to any amendment, modification or termination of the subordinated debt indenture or any related junior subordinated debt securities where consent is required.

   However, if a consent under the subordinated debt indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust that holds the related junior subordinated debt securities. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States Federal income tax purposes.

   The property trustee will notify all preferred securities holders of a trust of any notice of default received from the subordinated debt indenture trustee with respect to the junior subordinated debt securities held by that trust.

   Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address at least 15 days and not more than 90 days before the meeting.

   No vote or consent of the holders of the trust securities will be required for a trust to redeem and cancel its trust securities in accordance with its amended declaration.

   Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, any trustee or any affiliate of a trustee or ours will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by us or any of our affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

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

Amended and Restated Declaration of Trust

   An amended declaration may be amended from time to time by us and the administrative trustees of each trust without the consent of the holders of the preferred securities of that trust to:

  . cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

  . modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States Federal income tax purposes, to ensure that the junior subordinated debt securities held by the trust are treated as indebtedness for United States Federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

   Other amendments to an amended declaration of trust may be made by us and the administrative trustees of that trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of that trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States Federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States Federal income tax purposes or affect the trust's exemption from the Investment Company Act of 1940.

   Notwithstanding the foregoing, without the consent of each affected holder of common securities or preferred securities of each trust, an amended declaration may not be amended to:

  . change the amount or timing of any distribution on the common securities or preferred securities of a trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

  . restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

   In addition, no amendment may be made to an amended declaration if the amendment would:

  . cause a trust to be taxable as a corporation or characterized as other than a grantor trust for United States Federal income tax purposes;

  . cause the junior subordinated debt securities held by a trust to not be treated as indebtedness for United States Federal income tax purposes;

  . cause a trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940; or

  .  impose any additional obligation on us without our consent.

Removal and Replacement of Trustees

   The holder of a trust's common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated debt indenture, the property trustee and Delaware trustee of the trust. If an event of default has occurred and is continuing under the subordinated debt indenture, only the holders of a majority in liquidation amount of the trust's preferred securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration.

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

Merger or Consolidation of Trustees

   Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

   For matters relating to compliance with the Trust Indenture Act, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will deliver notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

   JPMorgan Chase Bank, which is the property trustee for each trust, also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the guarantee trustee under each trust guarantee described below. John Hancock Financial Services, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies including the trustee under the indentures.

Miscellaneous

   The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way so that:

  . each trust will not be taxable as a corporation or classified as other than a grantor trust for United States Federal income tax purposes;

  . the junior subordinated debt securities held by each trust will be treated as indebtedness of ours for United States Federal income tax purposes; and

  . each trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

   We and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees determine to be necessary or desirable for the above purposes.

   Registered holders of the preferred securities have no preemptive or similar rights.

   A trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

   Each amended declaration and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

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

Description of the Expense Agreement

   We will execute an expense agreement at the same time that a trust issues the preferred securities. Under the expense agreement, we will irrevocably and unconditionally guarantee to each creditor of each trust the full amount of that trust's costs, expenses and liabilities, other than the amounts owed to holders of its preferred securities and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

   Our obligation under an expense agreement will be subordinated in right of payment to the same extent as the trust guarantees. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the trust guarantees.

                        Description of Trust Guarantees

   The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act, and JPMorgan Chase Bank, an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

   We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that a trust may have except for the defense of payment:

  (1) any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so;

  (2) the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

  (3) upon a voluntary or involuntary dissolution, winding-up or termination of the trust that issued the securities (other than in connection with the distribution of junior subordinated debt securities to

    . the holders of preferred securities or the redemption of all of the preferred securities), the lesser of the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so, and

    . the amount of assets of the trust that issued the securities remaining available for distribution to holders of such preferred securities in liquidation of the trust.

   Our obligation to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the Trust Guarantee; Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

   Each trust guarantee will terminate when any of the following has occurred:

  (1) all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust that issued the securities or both;

  (2) the junior subordinated debt securities held by the trust that issued the securities have been distributed to the holders of the preferred securities; or

  (3) the amounts payable in accordance with the applicable amended declaration upon liquidation of the trust that issued the securities have been paid in full.

   Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

Events of Default

   An event of default under a trust guarantee will occur if we fail to perform any of our payment obligations under a trust guarantee or we fail to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

   Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder's rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantees

   Each trust guarantee will be our general unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to our prior payment in full of our senior debt as described under "Description of Debt Securities--Subordination." The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination.

Information Concerning the Guarantee Trustee

   The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

Governing Law

   The trust guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

   Effect of Obligations under the Subordinated Debt Securities and the Trust
                                   Guarantees

   As long as we may make payments of interest and any other payments when they are due on the junior subordinated debt securities held by a particular trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by that trust because of the following factors:

  (1) the total principal amount of the junior subordinated debt securities held by the trust will be equal to the total stated liquidation amount of the trust securities issued by the trust;

  (2) the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the preferred securities issued by the trust;

  (3) we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust (other than obligations under the trust securities); and

  (4) each amended declaration will further provide that the trustees shall not take or cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust, which consist solely of issuing the trust securities, investing in the junior subordinated debt securities and anything necessary or incident to those activities.

   We will guarantee payments of distributions, to the extent the trust obligated to pay those distributions has funds available to make the payments due on the preferred securities, to the extent described under "Description of Trust Guarantees." If we do not make interest payments on the junior subordinated debt securities held by a trust, that trust will not have sufficient funds to pay distributions on the preferred securities. Each trust guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that we have made a payment of interest or principal on the junior subordinated debt securities held by the trust as its sole asset. However, we believe that the trust guarantees, when taken together with our obligations under the junior subordinated debt securities and the subordinated debt indenture and our obligations under the amended declarations, including our obligations to pay the costs, expenses, debts and liabilities of the trusts, provide a full and unconditional guarantee of payment on the preferred securities.

   A holder of preferred securities may sue us to enforce its rights under the trust guarantee which relates to the holder's preferred securities without first suing the guarantee trustee, the trust or any other person or entity.

 Description of Change-of-Control Provisions of Our Plan of Reorganization, Our
         Certificate of Incorporation, Our By-Laws, and Applicable Laws

Plan of Reorganization and Certificate of Incorporation

   Each of our Plan of Reorganization and our certificate of incorporation prohibits:

  . any person, or persons acting in concert, from directly or indirectly acquiring or offering to acquire beneficial ownership of 10% or more of the outstanding shares of our common stock until two years after the effective date of the reorganization; and

  . without prior approval of our board of directors and the Massachusetts Commissioner of Insurance, any person, or persons acting in concert, from directly or indirectly acquiring or offering to acquire beneficial ownership of 10% or more of the outstanding shares of our common stock during the one year period following the two-year period described above.

   Under the Plan of Reorganization, the same restrictions apply to the stock of John Hancock Life Insurance Company.

   There is an exception to the foregoing prohibitions for acquisitions by a person that becomes a beneficial owner of 10% or more of our common stock as a result of our issuance of such common stock to such person as consideration in an acquisition of another entity that was initiated by us by authority of our board of directors. Any such acquisition initiated by us by authority of our board of directors would require the approval of the Massachusetts Commissioner of Insurance and the Commissioners of Insurance of California and Delaware, and, potentially, the New York Superintendent of Insurance. If any person acquires or offers to acquire 10% or more of the outstanding shares of our common stock in violation of our Plan of Reorganization, we and the Massachusetts Commissioner of Insurance would be entitled to injunctive relief. By virtue of these provisions of the Plan of Reorganization and our certificate of incorporation, the Company may not be subject to an acquisition by another company during the two years following the effective date of the reorganization and may only be subject to acquisition in the third year following the effective date of the reorganization with the approval of our board of directors and the Massachusetts Commissioner of Insurance.

Certificate of Incorporation and By-Laws

   A number of provisions of our certificate of incorporation and our by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and our by-laws and regulatory provisions that might be deemed to have a potential anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the Massachusetts Insurance Law may also have an anti-takeover effect. The following description of selected provisions of our certificate of incorporation and our by-laws and selected provisions of the Delaware General Corporation Law and the Massachusetts Insurance Law are necessarily general and reference should be made in each case to our restated certificate of incorporation and by-laws, which are filed as exhibits to our registration statement, and to the provisions of those laws. See "Where You Can Find More Information" for information on where to obtain a copy of our restated certificate of incorporation and our by-laws.

Unissued Shares of Capital Stock

 Common Stock

   At September 30, 2001, we had outstanding 299,670,989 shares of common stock and options to purchase an aggregate of 13,850,320 shares of common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval except as may be required under rules of New York Stock Exchange. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

 Preferred Stock

   Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

 Classified Board of Directors and Removal of Directors

   Our certificate of incorporation provides that the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

 Restriction on Maximum Number of Directors and Filling of Vacancies on our Board of Directors

   Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors. Stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it shall be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

 Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

   Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. The chief executive officer, or, under some circumstances, the president or any vice president, and the board of directors may call a special meeting, and the chief executive officer shall call a special meeting upon the request of stockholders whose holdings are one-fourth or more of our outstanding common stock. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

 Limitations on Director Liability

   Our certificate of incorporation contains a provision that is designed to limit our directors' liability. Specifically, directors will not be held liable to the Company for monetary damages for breach of their fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

   The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

   Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company.

 Supermajority Voting Requirement for Amendment of Certain Provisions of Our Certificate of Incorporation and Our By-Laws

   The provisions of our certificate of incorporation governing the number of directors and the filling of vacancies and restricting the removal of directors without cause may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of two thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the restated certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of two thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

Business Combination Statute

   We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 can affect the ability of an "interested stockholder" of the Company to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of the Company, for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (a) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (b) the "interested stockholder", upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Restrictions on Acquisitions of Securities

   The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, such as John Hancock Financial Services, Inc. The Massachusetts and Delaware insurance holding company laws, each of which is applicable to us, require filings in connection with proposed acquisitions of control of domestic insurance companies. The Company could, in the future, also be viewed as being commercially domiciled in New York and, if so, acquisition of control may also be subject to New York's holding company act. The insurance holding company laws prohibit a person from acquiring direct or indirect control of an insurer incorporated or, in the case of New York, commercially domiciled in the relevant state without prior insurance regulatory approval.

                              Plan of Distribution

   We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

   We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

   Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

   The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the common stock, which is listed on the New York Stock Exchange). No assurance can be given as to the liquidity of the trading market for any such securities.

   If underwriters or dealers are used in the sale, until the distribution of the securities is completed, Securities and Exchange Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 Legal Opinions

   The validity of the securities offered by this prospectus will be passed upon by McDermott, Will & Emery. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trust and us by Richards, Layton & Finger, P.A.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  $500,000,000

                              [LOGO] John Hancock

                    5.625% Senior Notes due December 1, 2008

                               ----------------

                             Prospectus Supplement

                               November 29, 2001

                               ----------------

                                Lehman Brothers
                                 Morgan Stanley

                             ABN Amro Incorporated
                         Banc of America Securities LLC
                           Credit Suisse First Boston
                              Goldman, Sachs & Co.
                                    JPMorgan
                              Salomon Smith Barney
                        The Williams Capital Group, L.P.